Exhibit 1(l)

BLACKROCK MUNICIPAL SERIES TRUST

CERTIFICATE OF AMENDMENT TO SERIES DESIGNATION

The undersigned, being at least a majority of the Trustees of BlackRock Municipal Series Trust (the “Trust”), a business trust organized under the laws of the Commonwealth of Massachusetts, acting pursuant to Section 1.1 of the Trust’s Declaration of Trust, as amended, do hereby, effective as of January 27, 2014, change the name of the series designated BlackRock Intermediate Municipal Fund to BlackRock Strategic Municipal Opportunities Fund.

IN WITNESS WHEREOF, the undersigned have executed this instrument as of the 12th day of February, 2014.

/s/ James H. Bodurtha James H. Bodurtha	55 East 52nd Street, New York, NY 10055

/s/ Bruce R. Bond Bruce R. Bond	55 East 52nd Street, New York, NY 10055

/s/ Donald W. Burton Donald W. Burton	55 East 52nd Street, New York, NY 10055

/s/ Stuart E. Eizenstat Stuart E. Eizenstat	55 East 52nd Street, New York, NY 10055

/s/ Kenneth A. Froot Kenneth A. Froot	55 East 52nd Street, New York, NY 10055

/s/ Robert M. Hernandez Robert M. Hernandez	55 East 52nd Street, New York, NY 10055

/s/ John F. O’Brien John F. O’Brien	55 East 52nd Street, New York, NY 10055

/s/ Roberta Cooper Ramo Roberta Cooper Ramo	55 East 52nd Street, New York, NY 10055

/s/ David H. Walsh David H. Walsh	55 East 52nd Street, New York, NY 10055

/s/ Fred G. Weiss Fred G. Weiss	55 East 52nd Street, New York, NY 10055

/s/ Paul L. Audet Paul L. Audet	55 East 52nd Street, New York, NY 10055

/s/ Henry Gabbay Henry Gabbay	55 East 52nd Street, New York, NY 10055